Exhibit 99.4

Contacts: Steven C. Silva President and Chief Operating Officer Chem Rx Corporation investors@chemrx.net	Stephanie Carrington / Elizabeth Scott The Ruth Group 646-536-7017 / 7014 scarrington@theruthgroup.com escott@theruthgroup.com

Chem Rx Announces the Appointment of Three New Directors

Long Beach, New York, January 16, 2008 – Chem Rx Corporation (OTCBB: PMQC, PMQCU, PMQCW), a leading provider of institutional pharmacy services, today announced the appointment of three new directors to its board of directors, effective January 11, 2008. The new directors are Richard M. Gozia, Robert R. Hinckley and Andrew R. Jones.

Richard M. Gozia is Chairman and, since June 2007, Interim Chief Executive Officer of ForeFront Holdings, Inc., a supplier of products and services to the golf industry located in Springfield Tennessee. He has served as a member of the board of directors of ForeFront Holdings since 2005, becoming chairman of the board in 2006, and, from 2005 until July 2007, was a member and chairman of its audit committee. From May 2001 until January 2004, Mr. Gozia served as Chief Executive Officer of Fenix LLC, a holding company with interests in various technology companies. Prior to May 2001, Mr. Gozia held various senior executive positions in the media, technology and food service fields, including as President and Chief Operating Officer of CellStar Corporation, Inc., a global wholesale distributor of cellular phones and accessories. Mr. Gozia was also employed from 1970 to 1978 in the audit department of certified public accounting firm of Arthur Young & Company. Mr. Gozia received a B.S. in Accounting from the University of Missouri and is a certified public accountant. Mr. Gozia has been a member of the board of directors of DGSE Companies, Inc., a marketer of jewelry, bullion products and rare coins and a collateralized lender, based in Dallas Texas, since August 2007.

Robert R. Hinckley has been employed since 2004 as Senior Vice President of Government Programs for Capital District Physicians’ Health Plan, Inc., a 400,000-member not-for-profit health plan headquartered in Albany, New York. From January 2003 to July 2004, Mr. Hinckley served as Senior Deputy Secretary to former New York State Governor George E. Pataki, where he advised the Governor in the areas of health and human services. While serving Governor Pataki, Mr. Hinckley also was the primary government contact for the Governor's work group on health care reform. From April 1996 until December 2002, Mr. Hinckley was employed by the New York State Department of Health, first as the Director of Public Affairs, then as the Deputy Commissioner for Operations. Mr. Hinckley was also appointed by Governor Pataki to the position of Vice Chair, Commission on Health Care Facilities in the 21st Century.

The Commission operated from November 2005 through December 2006. Mr. Hinckley holds a B.A. in political science from Colgate University.

Andrew R. Jones, CFA, is the manager of North Star Partners, an investment firm located in Westport Connecticut which he founded in 1996.  From 1988 to 1995, Mr. Jones was employed at Tweedy, Browne Company, LLC, an investment company located in New York, where he was responsible for identifying undervalued securities in domestic and international markets.  From 1986 to 1988, Mr. Jones was a securities analyst for Glickenhaus & Company, a registered investment advisory firm located in New York.  Mr. Jones is a Chartered Financial Analyst and is a member of the New York Society of Securities Analysts.  Mr. Jones holds a B.S. in Finance from Ithaca College, and an M.B.A. from the University of Chicago.  Mr. Jones has been a member of the board of directors of Cornell Companies, Inc., a provider of correction, detention, education, rehabilitation and treatment services for adults and juveniles, located in Houston, Texas, since March 2007.

The addition of the three new members brings Chem Rx’s board of directors to seven members, including the four existing members Jerry Silva, Chairman and Chief Executive Officer of Chem Rx; Steven C. Silva, President and Chief Operating Officer of Chem Rx; J. Jay Lobell, President and Chief Executive Officer of Paramount Biosciences; and David J. Kellman, Vice President of Paramount Biosciences.

Jerry Silva, Chairman and Chief Executive Officer, stated, “The background and expertise of these three new directors will be valuable to us as a newly public company. We are pleased to have found such well-qualified individuals who each add a specific value to the board, including Dick Gozia’s accounting and public company background, Andy Jones’s financial experience, and Robert Hinckley’s healthcare industry expertise. We look forward to working with them as we focus on enhancing our performance and achieving our goals to grow in new and existing markets.”

About Chem Rx

Founded more than 40 years ago, Chem Rx Corporation is a leading provider of institutional pharmacy services in the New York City metropolitan area, as well as parts of New Jersey, upstate New York, and Pennsylvania. Chem Rx’s client base includes skilled nursing facilities and a wide range of other long-term care facilities. Chem Rx provides to more than 63,000 residents prescription and non-prescription drugs, intravenous medications, durable medical equipment items and surgical supplies. Chem Rx’s website address is www.chemrx.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Chem Rx’s management and are subject to risks and uncertainties that could cause actual results to differ from the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: compliance with government regulations; changes in legislation or regulatory environments; requirements or changes adversely affecting the health care industry, including changes in Medicare reimbursement policies; fluctuations in customer demand; management of rapid growth; intensity of competition; timing, approval and market acceptance of new product introductions and institutional pharmacy locations; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Chem Rx’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Chem Rx Corporation does not assume any obligation to update the information contained in this press release.